Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2022	Quarter Ended September 30, 2021
Diluted earnings per share	$1.35	$1.06
Net Income	$3,650,000	$2,901,000
Return on average common equity	15.24%	11.79%
Return on average assets	1.25%	1.03%

Millersburg, Ohio – October 25, 2022 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2022 net income of $3,650,000, or $1.35 per basic and diluted share, as compared to $2,901,000, or $1.06 per basic and diluted share, for the same period in 2021. Income before federal income tax amounted to $4,540,000, an increase of 26% over the same quarter in the prior year.  For the nine month period ended September 30, 2022, net income totaled $9,560,000 compared to $8,531,000 for the same period last year, an increase of 12%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 15.24% and 1.25%, respectively, compared with 11.79% and 1.03% for the third quarter of 2021. For the nine month period ended September 30, 2022, ROE and ROA equated to 13.41% and 1.12%, as compared to 11.91% and 1.03% for the comparable period in 2021.

Eddie Steiner, President, and CEO stated, “Sustained high inflation has become public enemy number one in the national and global economy.  Surveys show business confidence is at its lowest level since 2009, while consumer confidence has dropped to forty year lows.  The Federal Reserve has accelerated its aggressive rate hike cycle with three increases of ¾% between June 15 and September 21.  Another two similar hikes are expected by the end of the year, driving U.S. Prime rate to somewhere around 7.75%.  Residential mortgage activity has slowed nationally and locally to half its year ago pace.  Home construction in our market is still relatively strong although increased building costs are curtailing some construction and design decisions.  Business loan demand is uneven, with significant construction and equipment projects continuing while at the same time many businesses are trying to conserve cash until pricing pressures and supply chain issues abate and the economic outlook stabilizes.  U.S. layoff announcements are becoming more frequent, particularly at large companies and early stage development firms.  Various sources of liquidity and capital funding appear to have entered a tightening phase.  The probability of a recession within the next year has become more likely.”

Net interest income and noninterest income totaled $10.2 million during the quarter, an increase of $1.1 million, or 13%, from the prior year third quarter.  Net interest income increased $1.2 million, or 17%, in the third quarter of 2022 compared to the same period in 2021.

Interest income on securities and overnight funds rose $1.6 million during third quarter 2022, as compared to third quarter 2021, primarily due to volume and rate increases in securities, and rate increases in overnight funds.  Loan interest income including fees decreased $217 thousand, or 3%, during third quarter 2022 as compared to the same quarter in 2021. Loan yields for third quarter 2022 averaged 4.46%, a decrease of 56 basis points (“bps”) from the 2021 third quarter average of 5.02%. Average Paycheck Protection Program loans (“PPP”) declined $25 million from the prior year quarter. PPP loan interest and fees contributed 2 bps to the third quarter 2022 loan yield while contributing approximately 71 bps to the prior year’s third quarter.  PPP loan fees recognized as interest income declined $883 thousand in third quarter 2022 compared to third quarter 2021.

The tax equivalent net interest margin was 3.12% compared to 2.87% for the linked second quarter 2022 and 2.77% for third quarter 2021.

With continuing improvement in credit quality and a small third quarter charge-off, a $250 thousand negative provision for loan losses was recognized for the quarter ended September 30, 2022, as compared to $210 thousand negative provision for the prior year third quarter. COVID factors have not significantly affected the Bank’s loan portfolio quality to date, and local businesses are beginning or restarting construction projects previously sidelined by a significant degree of COVID-related uncertainty.

Noninterest income decreased 5% during third quarter 2022, compared to third quarter of 2021. The decrease was primarily the result of a $221 thousand, or 82%, decline in gain on sale of mortgages to the secondary market, as mortgage rates rose, refinancing of mortgages slowed, and home purchases were limited by a lack of housing inventory for sale. Offsetting increases were recognized in service charges on deposit accounts, debit and credit card fee income, and earnings from bank owned life insurance values.

Noninterest expense increased 4% from third quarter 2021. Salary and employee benefit costs decreased $29 thousand, or 1%, compared to the prior year quarter, primarily resulting from decreases in compensation and benefits from fewer FTEs, partially offset by reduced credits from loan originations recognized in 2021. Professional and directors’ fees increased $375 thousand, primarily reflecting a consulting fee to renegotiate the core data processing software contract. Software expense increased $79 thousand related to additional software purchases. Telephone expense decreased $47 thousand compared to the prior year quarter due to a renegotiation of data lines. FDIC insurance expense decreased $37 thousand from the prior year quarter. The Company’s third quarter efficiency ratio decreased to 57.9% from 62.5%.

Federal income tax expense totaled $890 thousand in third quarter 2022, as compared to $689 thousand tax expense for the same quarter in 2021. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.16 billion, an increase of $44 million, or 4%, above the same quarter of the prior year. Average securities balances of $398 million increased $164 million, or 70%, as compared to third quarter 2021, while average loan balances of $595 million increased $50 million, or 9%, from the prior year third quarter.

Average commercial loan balances for the quarter, including commercial real estate, increased $35 million, or 10%, from prior year levels. Excluding a $25 million decrease in average PPP loan balances, commercial loans increased $60 million year over year as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $9 million, or 7%, above the prior year’s quarter while home equity lines of credit increased $5 million from the prior year’s quarter with new originations and line draws. Average consumer credit balances decreased $1 million, or 5%, versus the same quarter of the prior year. Organic loan demand is being held somewhat in check by conservation of liquidity while borrowers try to outwait the peak of higher interest rates and any slowdown to come.

Nonperforming assets decreased from $1.3 million on September 30, 2021, to $685 thousand, or 0.11%, of total loans plus other real estate on September 30, 2022. Delinquent loan balances as of September 30, 2022, decreased to 0.26% of total loans as compared to 0.30% on September 30, 2021.

Net loan charge-offs recognized during third quarter 2022 were $10 thousand, or 0.01% annualized, compared to third quarter 2021 net loan charge-offs of $20 thousand. The allowance for loan losses amounted to 1.15% of total loans on September 30, 2022, as compared to 1.40% on September 30, 2021.

Average deposit balances grew on a quarter over prior year quarter comparison by $50 million, or 5%. For the third quarter 2022, the average cost of deposits amounted to 0.22%, as compared to 0.18% for the third quarter 2021. We expect the average cost of deposits to continue rising in the next several quarters.  During third quarter 2022, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $37 million and savings accounts of $32 million, while interest-bearing demand accounts decreased

$10 million and time deposits decreased $9 million. The average balance of securities sold under repurchase agreement during the third quarter of 2022 decreased by $4 million, or 4%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $92 million at September 30, 2022, reflecting a decrease of $5.3 million, or 5.5%, relative to year-end 2021. The decrease in equity was due to a $12 million decrease in accumulated other comprehensive income related to the unrealized losses in available for sale securities and the payment of $2.6 million in dividends, partially offset by $9.6 million in net income. The average equity to assets ratio amounted to 8.20% on September 30, 2022, and 8.75% on September 30, 2021. The Company declared a quarterly dividend of $0.33 per share on August 3, 2022, payable September 20, 2022, producing an annualized yield of 3.4% based on the September 30, 2022, closing price of $39.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of September 30, 2022. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except share and per share data)	2022	2022	2022	2021	2021	2022	2021
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$8,596	$7,666	$6,902	$6,752	$7,364	$23,164	$20,919
Provision (recovery) for loan losses	(250)	(345)	(300)	-	(210)	(895)	(655)
Other income	1,675	1,782	1,642	1,836	1,768	5,099	5,489
Other expenses	5,945	5,774	5,468	5,709	5,713	17,187	16,384
FTE adjustment (a)	36	36	37	39	39	109	115
Net income	3,650	3,209	2,701	2,306	2,901	9,560	8,531
Diluted earnings per share	1.35	1.18	0.99	0.85	1.06	3.52	3.12

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.25%	1.13%	0.96%	0.80%	1.03%	1.12%	1.03%
Return on average common equity (ROE), annualized	15.24	13.73	11.26	9.41	11.79	13.41	11.91
Net interest margin FTE (a)	3.12	2.87	2.60	2.48	2.77	2.86	2.68
Efficiency ratio	57.87	61.13	64.01	66.41	62.49	60.82	61.96
Number of full-time equivalent employees	172	171	172	171	178

MARKET DATA
Book value/common share	$33.97	$34.46	$34.93	$35.80	$35.62
Period-end common share market value	39.00	38.00	39.60	37.75	39.25
Market as a % of book	114.81%	110.27%	113.37%	105.45%	110.19%
Price-to-earnings ratio	8.92	9.31	10.15	9.51	9.62
Average basic common shares	2,712,686	2,718,024	2,718,024	2,720,633	2,729,410	2,716,225	2,737,336
Average diluted common shares	2,712,686	2,718,024	2,718,024	2,720,633	2,729,410	2,716,225	2,737,336
Period end common shares outstanding	2,707,576	2,718,024	2,718,024	2,718,024	2,725,524
Common stock market capitalization	$105,595	$103,285	$107,634	$102,605	$106,977

ASSET QUALITY
Gross charge-offs	$29	$11	$31	$66	$39	$71	$64
Net charge-offs (recoveries)	10	(308)	13	27	20	(285)	(26)
Allowance for loan losses	7,008	7,268	7,305	7,618	7,645
Nonperforming assets (NPAs)	685	690	1,181	1,088	1,320
Net charge-off (recovery) / average loans ratio	0.01%	(0.21)%	0.01%	0.02%	0.01%	(0.07)%	(0.01)%
Allowance for loan losses / period-end loans	1.15	1.25	1.29	1.39	1.40
NPAs/loans and other real estate	0.11	0.12	0.21	0.20	0.24
Allowance for loan losses/nonperforming loans	1,022.02	1,053.53	618.54	699.86	579.07

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.54%	7.93%	7.98%	8.13%	8.34%
Average equity to assets	8.20	8.25	8.54	8.54	8.75
Average equity to loans	15.98	16.31	17.35	17.86	17.89
Average loans to deposits	58.15	57.65	56.42	54.62	56.09

AVERAGE BALANCES
Assets	$1,159,523	$1,136,318	$1,138,598	$1,138,690	$1,115,814	$1,144,890	$1,102,707
Earning assets	1,094,197	1,072,376	1,078,269	1,079,002	1,056,424	1,081,673	1,045,128
Loans	594,820	574,824	560,440	544,389	545,420	576,821	568,726
Deposits	1,022,851	997,108	993,411	996,646	972,409	1,004,565	959,696
Shareholders' equity	95,043	93,750	97,242	97,241	97,584	95,337	95,776

ENDING BALANCES
Assets	$1,161,830	$1,126,778	$1,135,003	$1,144,239	$1,111,696
Earning assets	1,096,302	1,064,770	1,073,565	1,084,744	1,054,141
Loans	609,971	582,185	567,375	549,154	546,095
Deposits	1,029,274	993,113	994,939	1,002,747	968,629
Shareholders' equity	91,981	93,662	94,928	97,315	97,089

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except share and per share data)	2022	2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$20,859	$17,929
Interest-earning deposits in other banks	86,657	265,692
Total cash and cash equivalents	107,516	283,621
Securities
Available-for-sale, at fair-value	143,433	185,454
Held-to-maturity	252,362	51,317
Equity securities	249	107
Restricted stock, at cost	3,430	4,614
Total securities	399,474	241,492

Loans held for sale	200	862
Loans	609,971	546,095
Less allowance for loan losses	7,008	7,645
Net loans	602,963	538,450

Premises and equipment, net	13,455	13,713
Goodwill and core deposit intangible	4,728	4,739
Bank owned life insurance	24,539	23,873
Accrued interest receivable and other assets	8,955	4,946
TOTAL ASSETS	$1,161,830	$1,111,696

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$338,043	$304,345
Interest-bearing	691,231	664,284
Total deposits	1,029,274	968,629

Short-term borrowings	34,199	38,130
Other borrowings	2,528	3,489
Accrued interest payable and other liabilities	3,848	4,359
Total liabilities	1,069,849	1,014,607
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2022 and 2021	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	83,696	75,252
Treasury stock at cost - 273,026 shares in 2022
and 255,078 shares in 2021	(6,107)	(5,424)
Accumulated other comprehensive loss	(14,052)	(1,183)
Total shareholders' equity	91,981	97,089
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,161,830	$1,111,696

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except share and per share data)	2022	2021	2022	2021
Interest and dividend income:
Loans, including fees	$6,680	$6,897	$18,489	$19,993
Taxable securities	1,780	677	4,721	1,840
Nontaxable securities	110	117	328	339
Other	586	114	863	228
Total interest and dividend income	9,156	7,805	24,401	22,400
Interest expense:
Deposits	559	450	1,252	1,496
Other	37	30	94	100
Total interest expense	596	480	1,346	1,596
Net interest income	8,560	7,325	23,055	20,804
Provision (recovery) for loan losses	(250)	(210)	(895)	(655)
Net interest income, after provision
for (recovery of) loan losses	8,810	7,535	23,950	21,459
Noninterest income
Service charges on deposits accounts	321	250	875	676
Trust services	216	252	733	798
Debit card interchange fees	530	515	1,568	1,512
Earnings on bank owned life insurance	170	163	504	457
Gain on sale of loans	49	270	314	1,174
Market value change in equity securities	(2)	8	2	20
Other	391	310	1,103	852
Total noninterest income	1,675	1,768	5,099	5,489
Noninterest expenses
Salaries and employee benefits	3,199	3,228	9,766	9,301
Occupancy expense	272	270	820	771
Equipment expense	193	170	604	519
Professional and director fees	555	180	1,161	831
Software expense	397	318	1,056	954
Marketing and public relations	141	147	362	324
Debit card expense	201	181	550	524
Other expenses	987	1,219	2,868	3,160
Total noninterest expenses	5,945	5,713	17,187	16,384
Income before income tax	4,540	3,590	11,862	10,564
Federal income tax provision	890	689	2,302	2,033
Net income	$3,650	$2,901	$9,560	$8,531
Net income per share:
Basic and diluted	$1.35	$1.06	$3.52	$3.12